Exhibit 2(b)

EXECUTION COPY

AMENDMENT NO. 1

     AMENDMENT No. 1 (this “Amendment”), dated as of November 3, 2003, to the Purchase, Sale and Servicing Transfer Agreement, dated as of July 15, 2003, by and among Sears, Roebuck and Co., a New York corporation (“Sears”), Citicorp, a Delaware corporation (“Citicorp”) and certain subsidiaries of Sears (together with Sears and Citicorp, the “Parties”; such agreement, the “Purchase Agreement”). All terms used herein but not defined shall have the meanings ascribed thereto in the Purchase Agreement.

     WHEREAS, the Parties have heretofore executed and entered into the Purchase Agreement;

     WHEREAS, pursuant to Section 11.6 of the Purchase Agreement, the Parties may amend the Purchase Agreement by a written instrument executed by each of the Parties;

     WHEREAS, the Parties wish to amend the Purchase Agreement as follows.

     NOW, THEREFORE, in consideration of the foregoing, the mutual agreements set forth herein, and other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, intending to be legally bound, the Parties hereto agree as follows:

1.	The definition of “Premium Amount” is hereby amended by (A) replacing “October 31, 2003” with “November 5, 2003” in clause (ii) thereof and (B) deleting clause (i) thereof and replacing it with the following:

"(i) in the event the Closing Date occurs on or prior to November 5, 2003, (A) 0.1 multiplied by the amount reflected on the Estimated Closing Date Balance Sheet in respect of “Net Customer Receivables” as of the Cut-Off Time calculated in accordance with and consistent with the Reference Balance Sheet, plus (B) $19 million or”.

2.	Section 3.3 is hereby amended by (A) adding “and Section 3.8” following “Section 3.7” in the first line thereof; (B) deleting “and” from clause (i); (C) replacing the period at the end of clause (ii) with a semi-colon; and (D) adding the following as new clause (iii):

“an amount equal to the product of (1) 0.0060 and (2) the amount of receivables listed in the “Unshipped Sales” line-item listed on the Estimated Closing Date Balance Sheet” (the “Estimated Unshipped Sales”); and"

and adding the following as new clause (iv):

“an amount equal to the “Total Recovery” line set forth on Schedule 3.3(iii) (the “Estimated Fraud Recovery Amount”).”

3.	A new Schedule 3.3(iii) shall be added to the Agreement as attached hereto as Annex A and the list of schedules to the Agreement shall be amended accordingly.

4.	Section 3.8 is hereby amended by (A) adding the words “,Unshipped Sales Adjustment, Fraud Recovery Adjustment” after “Final Adjustment Payment” in the first line of Section 3.8(d),

(B) adding the words “, Final Fraud Recovery Worksheet” after “Closing Date Balance Sheet” in Section 3.8(e),

(C) adding the following as new section 3.8(f):

“On the Settlement Date, if the amount of receivables listed in the “Unshipped Sales” line item on the Closing Date Balance Sheet (“Final Unshipped Sales”) exceeds the Estimated Unshipped Sales, Purchaser shall pay to Sellers or their respective designees, or, if the Estimated Unshipped Sales exceed the Final Unshipped Sales, Sears shall pay to Purchaser, on behalf of Sellers, an amount equal to the product of (1) the absolute value of the difference and (2) 0.0060 (the “Unshipped Sales Adjustment”). The dispute resolution procedures set forth in Section 3.8(c) shall apply, mutatis mutandis, in the event of any dispute regarding the calculation or amount of the Unshipped Sales Adjustment. The obligations of the parties set forth in Section 3.8 (d) shall apply, mutatis mutandis, with respect to the Unshipped Sales Adjustment.”

(D) adding the following as new section 3.8(g):

“Within 10 Business days following the Closing Date, Purchaser shall deliver to Sears a Final Fraud Recovery Worksheet (the “Final Fraud Recovery Worksheet”), which shall calculate the “Total Recovery” as of the Cut-Off Time using the principles and methodologies used in the preparation of Schedule 3.3(iii) and as set forth on such schedule. If the “Total Recovery” line set forth on the Final Fraud Recovery Worksheet (the “Final Fraud Recovery Amount”) exceeds the Estimated Fraud Recovery Amount, Purchaser shall, within five Business Days following the delivery of such worksheet, pay to Sellers or their respective designees, or, if the Estimated Fraud Recovery Amount exceeds the Final Fraud Recovery Amount, Sears within five Business Days following the delivery of such worksheet, shall pay to Purchaser, on behalf of Sellers, the absolute value of the difference (the “Fraud Recovery Adjustment”). The dispute resolution procedures set forth in Section 3.8(c) shall apply, mutatis mutandis, in the event of any dispute regarding the calculation or amount of the Fraud Recovery Adjustment and the obligations of the Parties in Section 3.8(b)(ii) shall apply, mutatis mutandis, with respect to the Final Fraud Recovery Worksheet.”

and (E) deleting the phrase “Sears, on behalf of Sellers” (1) the second time such phrase appears in Section 3.8(b)(iii), (2) the second time such phrase appears in Section 3.8(b)(iv)(A), (3) the second time such phrase appears in Section 3.8(b)(iv)(B)

and (4) in Section 3.8(d), and replacing each such phrase with “Sellers or their respective designees”.

5.	“October 31, 2003” is hereby deleted and replaced with “November 5, 2003” in each place where such date appears in Sections 3.2, 3.8(b)(i) and 3.8(b)(iv).

6.	Section 4.10(i) is hereby deleted in its entirety and replaced with the following:

"(i) The Receivables are payable only in United States dollars. To the Knowledge of Sellers (i) Accounts of Borrowers with billing addresses outside a state, territory or dependency of the United States (including the District of Columbia) or the Commonwealth of Puerto Rico represent less than 0.1% of all Accounts and (ii) prior to the Closing, Sellers shall have reviewed all Accounts and terminated any Account of a Borrower (A) who is listed on the Office of Foreign Assets Control’s “Specifically Designated Nationals” list or (B) who has a billing address in a country or territory that has been otherwise designated as a Sanctioned Country by any Governmental Authority, including the Office of Foreign Assets Control.”

7.	Section 6.2(d) is hereby deleted in its entirety and replaced with the following:

"(d) Each Party hereto shall preserve and keep all books and records and all information relating to the accounting, business, and financial affairs that are retained by Sears or any of its Affiliates or obtained by Purchaser hereunder, as the case may be, which information relates to the Purchased Interests, the Acquired Subsidiary Stock, the Assumed Liabilities or that portion of the Business that is conducted by the Acquired Subsidiary, for a period of seven (7) years after the Closing Date, or for any longer period (i) as may be required by any Governmental Authority and (ii) as may be reasonably necessary with respect to the prosecution or defense of any audit or other legal action that is then pending or threatened and with respect to which the requesting Party has notified the other Party as to the need to retain such books, records or information (such period, the “Retention Period”). During the Retention Period and for three (3) years thereafter, a Party that intends to destroy any of the information included in the foregoing sentence, shall inform the other Party of the intended destruction no later than 90 days prior to the date of such intended destruction and provide the other Party with the opportunity to take possession of all such information. In addition, during the Retention Period each Party shall permit each other Party to have reasonable access, during regular business hours and upon reasonable advance notice, to the books and records and information referenced in the first sentence of this Section 6.2(d), as well as to such Party’s properties, premises, facilities, employees and representatives in connection with the prosecution or defense of any audit or legal action that is then pending or threatened and with respect to which the requesting Party has notified the other Party as to the need to access such books, records, information, properties, premises, facilities, employees or representatives in accordance with the notice provisions hereunder. It is understood and agreed that, to the fullest extent permitted by law, information shared between the Parties pursuant to this Section 6.2(d) shall be treated as Confidential Information subject to the terms of (i) the Confidentiality Agreements, which terms are deemed incorporated herein and shall survive the termination of the Confidentiality Agreements and (ii) other applicable provisions of this Agreement. During the Retention Period, each Party shall provide the other Party reasonable access to employees that may serve as witnesses or provide testimony, and other reasonable litigation assistance as may be reasonably requested from time to time in connection with the prosecution or defense of any pending or threatened legal action that involves conduct alleged to have occurred prior to the Closing (each separately and all together, the “Litigation Assistance”); provided, however, that (i) the Party requesting such Litigation Assistance will bear 100% of the costs and expenses arising out of or in connection with such Litigation Assistance other than such employee’s wages, (ii) request for Litigation Assistance hereunder shall to the extent reasonably possible be made no later than 20 days prior to the expected date of de livery of such Litigation Assistance in accordance with the course of practice mutually agreed by the Parties, and (iii) the requesting Party shall provide the other Party with reasonable access and opportunity to review and evaluate the anticipated scope, content and context of any witness appearance, testimony or document so requested; provided, further, however, that any Litigation Assistance, including documents and testimony provided hereunder shall relate solely to events that occurred prior to the Closing Date. Notwithstanding the foregoing provisions of this Section 6.2(d), the provisions of Article VIII shall govern the preservation, retention and sharing of Tax Returns and Tax work papers.”

8.	Section 6.15 is hereby deleted in its entirety and replaced with “[Reserved]” and the Table of Contents shall be amended accordingly.

9.	Section 6.16 is hereby amended by inserting “(a)” prior to “Employment of Continuing Business Employees” in the introduction to the first paragraph thereto.

10.	Section 6.16(e) of the Purchase Agreement is hereby deleted in its entirety and replaced with the following:

"(e) Retirement Plans. Each Continuing Business Employee (other than Continuing Business Employees employed in Puerto Rico) who is eligible to contribute to the Sears 401(k) Savings Plan (the “Sears Savings Plan”) on the Closing Date shall be eligible to contribute to the Citigroup 401(k) Plan commencing on January 1, 2004. Each Continuing Business Employee employed in Puerto Rico who is eligible to contribute to the Sears 401(k) Savings Plan on the Closing Date shall be eligible to participate in the Citibuilder 401(k) Plan for Puerto Rico commencing on January 1, 2004. As soon as practicable following the Closing Date, Continuing Business Employees who become participants in the Citigroup 401(k) Plan shall have the opportunity to roll over, in cash, their account balances from the Sears Savings Plan in accordance with the terms of the Citigroup 401(k) Plan. Each Continuing Business Employee who is eligible to participate in the Sears Pension Plan on the Closing Date shall be eligible to participate in the Citigroup Pension (cash balance) Plan commencing on the Closing Date.”

11.	The following Schedules are hereby replaced with those attached hereto as Annex B: 1.1(a), 1.1(d) 2.2(i), 2.2(j), 2.2(l)-(1), 2.2(n), and 2.3(j); 6.16(i).

12.	Schedule 2.2(m) shall be amended by adding the items set forth on Annex B1 to such schedule.

13.	Section 4.5 of the Seller Disclosure Schedule is hereby replaced with the revised Section 4.5 attached hereto as Annex C.

14.	Section 2.4(d) is hereby deleted in its entirety and replaced with the following:

"(d) the obligations of the holder of the Purchased Interests under the Securitization Documents (other than the Securitization Documents listed in Schedule 2.2(i) in numbers 33 through 40) that are incurred or accrue on or after the Closing Date, to the extent such obligations do not arise from or are not related to any breach or default under the Securitization Documents by any Seller or any Affiliate of any Seller or the Servicer prior to the Closing;”

15.	A new Section 6.20 shall be inserted after Section 6.19 to read as follows and the Table of Contents shall be amended accordingly:

“6.20 Termination and Retirement of Excluded Securitization Vehicles. On or prior to the Closing, Sellers will repay in full, redeem or otherwise retire or terminate any obligations to third parties (including but not limited to certificate holders or holders of any other interest thereunder) arising out of or in connection with the Series 2002-VFC Supplement to the Pooling Agreement, the SLRR Credit Agreement and the SFVT Pooling Agreement (together, the “Excluded Securitization Vehicles”). To the extent not so repaid, redeemed, retired or terminated prior to Closing, Sellers agree to use such portion of the Purchase Price received at Closing as may be necessary to pay, redeem, retire or terminate any and all then outstanding obligations arising out of or in connection with such Excluded Securitization Vehicles on the Closing Date and provide Purchaser, as promptly as practicable thereafter, receipts or other reasonably satisfactory evidence of such payments.”

16.	The reference to “Schedule 7.2(f)” in Section 7.2(e) shall be deleted and replaced with “Schedule 7.2(e)”.

17.	Section 7.3(a) is hereby amended by deleting the word “Business” from the final line of such section and replacing such word with “Purchaser”.

18.	The list of defined terms in the Agreement shall be updated and amended to account for all of the terms defined in this Amendment.

19.	Exhibit A is hereby replaced with the Form of Program Agreement attached hereto as Annex D.

20.	Exhibit C is hereby replaced with the Form of Licensing Agreement attached hereto as Annex E.

21.	Exhibit D is hereby replaced with the Form of Merchant Agreement attached hereto as Annex F.

22.	Except as expressly set forth herein, the Purchase Agreement shall continue in full force and effect without amendment thereto.

23.	This Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

24.	This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to agreements made and to be performed entirely within such State, without regard to the conflict of laws principles of such State.

[signature pages follow]

     IN WITNESS WHEREOF, each Party hereto has caused this Amendment to be duly executed on its behalf as of the day and year first above written.

SEARS, ROEBUCK AND CO.

By:	/s/ Paul J. Liska
Name: Paul J. Liska
Title: President Credit and Financial Products

SEARS FINANCIAL HOLDING CORPORATION

By:	/s/ Paul J. Liska
Name: Paul J. Liska
Title: Chairman of the Board, President and Chief Executive Officer

SEARS NATIONAL BANK

By:	/s/ Paul J. Liska
Name: Paul J. Liska
Title: Chairman of the Board and Chief Executive Officer

SEARS ROEBUCK DE PUERTO RICO, INC.

By:	/s/ Gary Salvatore
Name: Gary Salvatore
Title: President

SEARS LIFE HOLDING CORP.

By:	/s/ Paul J. Liska
Name: Paul J. Liska
Title: Chief Executive Officer

SRFG, INC.

By:	/s/ George F. Slook
Name: George F. Slook
Title: President and Chief Executive Officer

SMTB, INC.

By:	/s/ George F. Slook
Name: George F. Slook
Title: President and Chief Executive Officer

SVFT, INC.

By:	/s/ George F. Slook
Name: George F. Slook
Title: President and Chief Executive Officer

SLRR, INC.

By:	/s/ Keith E. Trost
Name: Keith E. Trost
Title: President and Chief Executive Officer

SEARS INSURANCE SERVICES, LLC

By:	/s/ Paul J. Liska
Name: Paul J. Liska
Title: Chief Executive Officer

SEARS INSURANCE AGENCY, INC.

By:	/s/ Paul J. Liska
Name: Paul J. Liska
Title: Chief Executive Officer

SEARS INSURANCE SERVICES OF ALABAMA, LLC

By:	/s/ Paul J. Liska
Name: Paul J. Liska
Title: Chief Executive Officer

SEARS INSURANCE AGENCY OF MASSACHUSETTS, INC.

By:	/s/ Timothy E. Devereux
Name: Timothy E. Devereux
Title: President

SEARS INTELLECTUAL PROPERTY MANAGEMENT COMPANY

By:	/s/ Andrew R. Ginger
Name: Andrew R. Ginger
Title: President

SEARS BRANDS LLC

By:	/s/ Andrew R. Ginger
Name: Andrew R. Ginger
Title: President

CITICORP

By:	/s/ M K Neborak
Name: Michael Neborak
Title: Vice President

List of Annexes

Annex A -	Calculation of Recoveries on Fraud Account Charge-Offs
Annex B -	Updated Schedules to the Purchase Agreement
Annex B1 -	Additional Assets to be added to Schedule 2.2(m)
Annex C -	Updates to Section 4.5 of the Seller Disclosure Schedule
Annex D -	Revised Form of Program Agreement
Annex E -	Revised Form of Licensing Agreement
Annex F -	Revised Form of Merchant Agreement